CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-270284) of our report dated April 14, 2023, which contains an explanatory paragraph related to a change in the method of accounting for leases as January 1, 2022,  due to the adoption of Accounting Standards Update 2016-02, Leases (Topic 842), relating to the financial statements of ProSomnus, Inc. as of and for the year ended December 31, 2022 apearing in this Annual Report on Form 10-K.

/s/ Marcum LLP

Portland, Maine

April 14, 2023